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                                                                    EXHIBIT 99.1





Press Release

For Immediate Release:
Contact: Eugene S. Putnam, Jr. (404) 658-4879

                SunTrust Reports 18% Growth In Earnings Per Share


     ATLANTA, April 11, 2000 - SunTrust Banks, Inc. today reported operating income of $328.3 million, up from $292.2 million in the first quarter of 1999. Operating earnings per share in the quarter were $1.07 per diluted share, up 18% from the first quarter of 1999. Including $8.9 million in after-tax merger-related charges, reported net income was $319.4 million or $1.04 per diluted share versus $281.7 million or $.87 per diluted share in the first quarter of 1999. For the quarter, reported return on assets was 1.38% and return on average realized equity was 21.33%.


     "Strong loan demand and a meaningful improvement in our expense base enabled us to report a very strong 18% increase in earnings per share despite the pressures created by rising interest rates and a volatile stock market," said L. Phillip Humann, SunTrust's Chairman, President and Chief Executive Officer.


     Fully taxable net interest income of $792.1 million in the quarter was up 1% from the first quarter of 1999 reflecting the impact of the sale of the Company's $1.5 billion consumer credit card portfolio. The net interest margin for the first quarter was 3.71%. Average loans for the first quarter were $67.0 billion, up 10% from the first quarter of last year and an annualized 13% from the fourth quarter.


     Noninterest income, excluding securities gains and losses, was $430.0 million in the quarter. Noninterest income represented 36% of total revenue. Noninterest expense in the quarter, excluding merger-related charges, was $690.7 million.


     Net charge-offs in the first quarter were $19.6 million or .12% of average loans down from $34.0 million or .23% of average loans in the first quarter of last year. The provision for loan losses was $22.3 million for the quarter, down from $42.0 million a year ago.


     Nonperforming assets were $311.9 million at quarter-end or .45% of loans and foreclosed properties. Nonperforming assets at March 31, 2000 included $284.9 million in nonperforming loans and $27.0 million in net other real estate owned. Nonperforming assets at March 31, 2000 comprised .32% of total assets, compared to .29% at December 31, 1999 and .26% a year ago. The allowance for loan losses at March 31, 2000 was $874.0 million and represented 1.27% of loans.


     At March 31, 2000, SunTrust had total assets of $96.0 billion and total deposits of $66.3 billion. Equity capital of $7.1 billion represented 7.40% of total assets. Book value per share was $23.51.


     Please refer to the Investor Relations section of our website at www.suntrust.com for the corresponding financial tables and information.


     SunTrust Banks, Inc., based in Atlanta, Georgia, is the nation's 9th largest commercial banking organization. The Company provides a wide range of services to meet the financial needs of its growing customer base in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia, and the District of Columbia. Its primary businesses include traditional deposit and credit services as well as trust and investment services. Through various subsidiaries the Company provides credit cards, mortgage banking, insurance, brokerage and investment services.



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